Exhibit 10.45

November 2, 2015

Eric Shander

[Address omitted]

Dear Eric,

I am pleased to invite you to join Red Hat, Inc. (“Red Hat” or “the Company”).

People join Red Hat for many reasons: Our technology expertise and the chance to work among the best Linux and open source developers, the reach of the Red Hat brand, our growing market opportunity. Some people just want to change the world. We pride ourselves on collaboration and openness and are guided by four values: Freedom, Courage, Commitment, Accountability. At Red Hat, you will have the freedom to do your best work and the opportunity to develop your leadership skills.

Employment Details

Business Card Title:	Vice President, Accounting and Finance
System Title:	Vice President, Chief Accounting Officer Global.1125
Reporting To:	Frank Calderoni, Executive Vice President, Operations and Chief Financial Officer
Location:	Raleigh, NC
Annual Salary:	$385,000.00
Variable Incentive Compensation (VIC):	40%
Restricted Stock Unit Notational Value:	$700,000.00
Sign-On Bonus:	See Appendix A
Participation in Designated US Manager Severance Plan:	The multiplier referenced in Schedule A of the Designated US Manager Plan is 1.4 times the Annual Base Salary set forth in this table above.
Retention Bonus:	See attached Cash Retention Agreement
Start Date:	November 16, 2015
New Hire Orientation Dates:	November 16, 2015 and November 17, 2015
Offer Expires if not returned by:	November 5, 2015

Your salary will be paid according to the customary Company pay procedures, which may be modified from time to time. Currently, salaries are paid twice per month.

You will be eligible to participate in Red Hat’s Variable Compensation Plan and our other regular benefit plans, which are subject to change from time to time.

Here’s what Red Hat currently offers:

•	Comprehensive major medical/dental/vision insurance plan

•	Flexible benefits plan for payment of medical and/or dependent care expenses

•	Life Insurance

•	401(k)

•	Short and Long Term Disability

•	Educational Reimbursement

Your participation in the Designated US Manager Severance Plan is subject to your execution of a restrictive covenants agreement, substantially in the form set forth in the US Employee Agreement accompanying this Offer Letter.

In addition, you and the Company are entering into a Cash Retention Agreement (attached hereto) suject to your execution of the agreement.

You will be eligible to participate in these and other benefit programs subject to the terms and conditions established by the Company. Additional information on the programs, like details on benefits and eligibility requirements, will be made available to you in the summary plan descriptions. The Company does have the right to change or modify the items listed above in the compensation and benefits section.

The Company intends to grant you the Restricted Stock Unit (RSU) award reflected above, which when granted will represent the contractual right to receive shares of Red Hat common stock upon vesting, subject to requirements set forth in the award agreement. This grant will require approval from the Company’s Board of Directors and is subject to the terms and conditions of the Company’s amended and restated 2004 Long-Term Incentive Plan and Red Hat’s grant plan and administration guidelines. This award is expected to be issued on the next applicable grant date after approval and your date of hire, in accordance with these documents including conversion of the notational value into RSUs by dividing this value by the greater of (a) the closing price of Red Hat common stock on the trading day immediately prior to the grant date and (b) the conversion price set from time to time by the Compensation Committee of the Board.

Terms + Conditions

By accepting this offer of employment, you warrant to the Company that you are available to render these services. It is a specific condition of this offer that you have no restrictions or prohibitions that would prevent you from working in this capacity. For example, no agreements with previous employers that conflict with your obligations to Red Hat. Your signature on this document assures your agreement and promise to abide by all Red Hat corporate policies and procedures, as they may be amended from time to time. The policies and procedures can be found on the Company’s intranet.

Your employment and terms and conditions of employment will be terminable at will, which means, among other things, that either you or the Company can end your employment at any time and for any or no reason and with or without notice.

If you are comfortable with this offer and want to accept it, I’ll need you to sign and return all pages of the following documents to yes-to-redhat@redhat.com. Following the receipt of the documents listed below, you will receive hard copies via FedEx within 5 business days.

•	This Signed Offer Letter

•	Personal Data Form

•	Insider Trading Policy

•	Code of Business Conduct & Ethics

•	Red Hat’s U.S. Employee Agreement

•	Red Hat U.S. Cash Retention Agreement

Be sure to retain the original documents and be prepared to deliver them in entirety to a People team representative at your initial Red Hat orientation.

The Company collects and uses employee personal information (including sensitive data such as medical data) to administer human resource and benefits programs, to aid in compliance with government and regulatory compliance activities, and for other business purposes that require the transfer of personal information with subsidiaries and third party business partners.

The personal information that is collected and used by the Company may also need to be shared with other companies within the Company’s group of companies or with third party service providers (including, but not limited to, payroll administrators and benefits providers) in the United States and other countries. The Company, will of course, take reasonable measures to keep your personal information private, confidential, and accurate. You can get more details about access and use of your personal information, and request to correct or update that information by contacting the People team.

By signing this letter, you explicitly acknowledge that you have been given notice that your personal information may be collected and used in the manner described above and that you agree to such collection and use.

Red Hat began as a better way to build software – using openness, transparency, and collaboration – and has shifted the balance of power in an entire industry. A key part of our mission is to strengthen the social fabric of the societies we live in through the democratization of content – so individuals can access sources of information, learn from them, and build upon them. We offer you something important and worthwhile: a chance to do meaningful work, to be a part of technology history, and along the way build a great, lasting company.

Ready?

We look forward to hearing back from you.

Sincerely,

/s/ Don Farr

Don Farr

Director, Global Talent Acquisition

Agreed to and accepted:	/s/ Eric Shander	Date: 11/24/15
Eric Shander

APPENDIX A

SIGN-ON BONUS

You will receive a one time sign-on bonus of $300,000.00 subject to applicable withholdings and taxes. You will receive the sign-on bonus payment in your first payroll event on Red Hat payroll.

By accepting the sign-on bonus, you understand and expressly agree that should you voluntarily terminate your employment or be involuntarily terminated other than for Cause (as defined in the Cash Retention Agreement between you and the Company) within 24 months of your Start Date, you will repay the sign-on bonus on a pro-rated basis, unless such termination is due to no fault of your own, such as a reduction in workforce.

For example, if the sign-on bonus was $5,000.00, and you terminate your employment or are involuntary terminated other than for Cause at 12 months after the Start Date, you will be required to repay 50% of the sign-on bonus (i.e. $2,500.00) as the “Payback Amount”. In no event, will the Payback Amount exceed the amount of the initial sign-on bonus, although it could equal the sign-on bonus if you separate from the Company shortly after your Start Date.

Agreed to and accepted:	/s/ Eric Shander	Date:
Eric Shander